Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus supplement constituting part of this Registration Statement Post-Effective Amendment No. 1 of our report dated March 16, 2010, relating to the consolidated financial statements of PremierWest Bancorp and Subsidiary as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, and in our same report, with respect to the effectiveness of internal control over financial reporting of PremierWest Bancorp and Subsidiary as of December 31, 2009, included in its Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the references to our firm under the heading “Experts” in the prospectus supplement, which is part of this Registration Statement Post-Effective Amendment No. 1.

/s/ Moss Adams LLP

Portland, Oregon

March 16, 2010